EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 27, 2018 on our audits of the consolidated financial statements of Renmin Tianli Group, Inc.(formerly known as Aoxin Tianli Group, Inc.) and Subsidiaries (the “Company”) as of and for the years ended December 31, 2017 and 2016, respectively, which report was included in the Annual Report on Form 10-K of the Company filed March 27, 2018 in the Company’s Registration Statement on Form S-8 (Registration No. 333- 201815).

/s/ HHC

HHC

Forest Hills, NY

March 27, 2018